Press Release	Source: Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, Inc. to Raise $20 Million in Registered Direct Offering
Friday SEPTEMBER 25, 2009

New York September 25, 2009—Keryx Biopharmaceuticals, Inc. (the “Company”) (NasdaqCM: KERX), has entered into definitive agreements to sell 8 million shares of its common stock at a price per share of $2.50 pursuant to a registered direct offering to several select institutional investors, representing gross proceeds of approximately $20 million.

Investors will also receive warrants to purchase 2,800,000 shares of the Company’s common stock. The warrants have an exercise price of $2.65 per share and are exercisable at any time on or after the closing date and prior to 366 days from such initial issuance date. The closing of the offering is expected to take place on or about Wednesday, September 30, 2009, subject to the satisfaction of customary closing conditions. The Company plans to use the net proceeds from the offering to fund the upcoming Phase 3 programs for its lead drug candidates, Perifosine, a novel, oral PI3K/AKT pathway inhibitor for oncology, and Zerenex, a differentiated, iron-based phosphate binder.

Commenting on the transaction, Ron Bentsur, Chief Executive Officer of Keryx Biopharmaceuticals, stated, “We are extremely pleased to have consummated this transaction, raising $20 million for Keryx.  We believe that following this offering we will have sufficient capital to complete the Phase 3 programs for Perifosine and Zerenex.”

The shares and warrants are being offered by the Company pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission dated September 23, 2009. Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (NasdaqGM:RODM - News), acted as the exclusive placement agent for the transaction.  Ladenburg Thalmann & Co. Inc. and Brean Murray, Carret & Co., LLC acted as advisors to the transaction.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The shares of common stock may only be offered by means of a prospectus. Copies of the final prospectus supplement and accompanying base prospectus can be obtained from the SEC's website at http://www.sec.gov.

ABOUT KERYX BIOPHARMACEUTICALS, INC. (NasdaqCM: KERX)

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of life-threatening diseases, including cancer and renal disease. Keryx is developing KRX-0401 (perifosine), a novel, potentially first-in-class, oral anti-cancer agent that inhibits the phosphoinositide 3-kinase (PI3K)/Akt pathway, a key signaling cascade that has been shown to induce cell growth and cell transformation. KRX-0401 has demonstrated both safety and clinical efficacy in several tumor types, both as a single agent and in combination with novel therapies. KRX-0401 also modulates a number of other key signal transduction pathways, including the JNK and MAPK pathways, which are pathways associated with programmed cell death, cell growth, cell differentiation and cell survival. KRX-0401 is currently in Phase 2 clinical development for multiple tumor types, with a Phase 3 in multiple myeloma, under Special Protocol Assessment (SPA), pending commencement by year-end. Keryx is also developing Zerenex(TM) (ferric citrate), an oral, iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. Zerenex has recently completed a Phase 2 clinical program as a treatment for hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease, and Keryx is in the process of finalizing the U.S. Phase 3 program for Zerenex in consultation with the FDA. Keryx is headquartered in New York City.

Forward Looking Statement

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: There can be no assurance that the Company will complete cost-effective clinical trials or meet the projected development timelines for the drug candidates in its pipeline, including Zerenex and KRX-0401; that the Company’s capital, following this offering, will be sufficient to fund its operations as estimated; or that the Company's stock will not be affected by other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information in our website is not incorporated by reference into this press release and is included as an inactive textual reference only.

For more information, please contact:
Lauren Fischer
Director, Investor Relations
Keryx Biopharmaceuticals, Inc.
Tel: 212.531.5962
E-mail: lfischer@keryx.com